Unaudited Interim Financial Statements

Cumberland Resources Ltd.

June 30, 2005

Cumberland Resources Ltd.

BALANCE SHEETS

(Unaudited)

(Canadian dollars)

	June 30, 2005	December 31, 2004
	$	$

ASSETS
Current
Cash and cash equivalents [note 2]	9,815,483	10,063,509
Short term investments [note 2]	23,536,454	27,062,928
Accrued interest receivable	191,308	216,499
Accounts receivable	198,660	109,317
Due from joint venturer	29,701	65,899
Prepaid expenses and other assets	739,869	384,541
Total current assets	34,511,475	37,902,693
Mineral property interests	8,285,728	8,246,083
Capital assets, net [note 3]	5,023,892	4,676,302
Reclamation deposit [note 7(b)]	605,000	605,000
Investments in public companies [note 8]	26,400	89,205
	48,452,495	51,519,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	894,273	532,949
Current portion of capital leases	354,215	358,578
Total current liabilities	1,248,488	891,527
Accrued site closure costs [note 4]	463,105	443,759
Capital leases	27,215	197,088
Commitments and contingencies [note 7]
Shareholders’ equity
Share capital [note 6[a]]	112,404,856	112,404,856
Contributed surplus [note 6[b]]	4,345,745	3,313,940
Deficit	(70,036,914)	(65,731,887)
Total shareholders’ equity	46,713,687	49,986,909
	48,452,495	51,519,283

See accompanying notes to financial statements

Cumberland Resources Ltd.

STATEMENTS OF LOSS AND DEFICIT

(Unaudited)

(Canadian dollars)

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	$	$	$	$

REVENUE
Option receipts	-	-	500,000	500,000
Interest revenue	222,252	237,799	439,062	534,186
Gain on sale of investments in public companies [note 8]	136,205	495,060	779,855	1,306,627
	358,457	732,859	1,718,917	2,340,813

EXPENSES
Exploration and development costs [note 5]	2,572,390	3,937,040	3,676,007	5,976,087
Employee compensation	169,514	163,871	340,779	344,004
Stock-based compensation [note 6[b]]	939,518	204,845	1,031,805	429,535
Public and investor relations	147,559	150,700	219,033	207,115
Office and miscellaneous	116,824	117,530	221,145	248,862
Legal, audit and accounting	67,553	104,500	119,538	188,550
Other fees and taxes	32,403	56,751	92,916	178,255
Project financing	11,190	-	11,190	-
Insurance	117,824	117,609	236,931	219,761
Depreciation and amortization	13,460	21,345	26,920	34,716
Accrued site closure costs – accretion expense	9,778	8,077	19,346	15,083
Interest expense on capital leases	12,982	19,945	28,334	41,489
	4,210,995	4,902,213	6,023,944	7,883,457
Net loss for the period	3,852,538	4,169,354	4,305,027	5,542,644

Deficit, beginning of period	66,184,376	56,578,912	65,731,887	55,205,622
Deficit, end of period	70,036,914	60,748,266	70,036,914	60,748,266

Basic and Diluted loss per share	$0.07	$0.08	$0.08	$0.10

Weighted average number of shares outstanding	54,973,941	54,413,941	54,973,941	54,382,891

See accompanying notes to financial statements

Cumberland Resources Ltd.

STATEMENTS OF CASH FLOWS

(Unaudited)

(Canadian dollars)

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	$	$	$	$

OPERATING ACTIVITES
Net loss for the period	(3,852,538)	(4,169,354)	(4,305,027)	(5,542,644)
Add (deduct) items not affecting cash:
Depreciation and amortization	13,460	21,345	26,920	34,716
Accrued site closure costs – accretion expense	9,778	8,077	19,346	15,083
Exploration related amortization	29,555	45,459	59,386	92,386
Gain on sale of investment in public companies	(136,205)	(495,060)	(779,854)	(1,306,627)
Stock-based compensation	939,518	204,845	1,031,805	429,535
Net changes in non-cash working capital items:
Accrued interest receivable	(138,426)	242,537	25,191	275,973
Accounts receivable	(100,380)	(296,603)	(89,343)	(256,655)
Due from joint venturer	(25,593)	(2,015)	36,198	3,979
Prepaid expenses	180,521	(214,943)	(355,328)	(620,659)
Accounts payable and accrued liabilities	229,990	(247,402)	361,324	220,831
Cash used in operating activities	(2,850,320)	(4,903,114)	(3,969,382)	(6,654,082)

FINANCING ACTIVITIES
Issuance of common shares	-	-	-	583,058
Repayment of capital lease obligation	(88,344)	(81,393)	(174,236)	(161,091)
Cash provided by (used in) financing activities	(88,344)	(81,393)	(174,236)	421,967

INVESTING ACTIVITIES
Purchase of capital assets	(419,796)	(389,410)	(433,896)	(832,646)
Acquisition of mineral property interests	(39,645)	-	(39,645)	-
Short term investments	2,459,009	(12,173,589)	3,526,474	(9,033,699)
Proceeds on sale of investment in public companies	147,710	549,060	842,659	1,456,627
Cash provided by (used in) investing activities	2,147,278	(12,013,939)	3,895,592	(8,409,718)

Decrease in cash and cash equivalents during the period	(791,386)	(16,998,446)	(248,026)	(14,641,833)
Cash and cash equivalents, beginning of period	10,606,869	26,626,630	10,063,509	24,270,017
Cash and cash equivalents, end of period	9,815,483	9,628,184	9,815,483	9,628,184

Supplemental information:
Interest paid	12,982	19,945	28,334	41,489
Taxes paid	-	20,946	-	20,946

See accompanying notes to financial statements

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

June 30, 2005

1. BASIS OF PRESENTATION

The accompanying interim financial statements of Cumberland Resources Ltd. (the “Company”) have been prepared in accordance with Canadian generally accepted accounting principles for interim financial statements and accordingly do not include all disclosures required for annual financial statements.

These interim financial statements follow the same significant accounting policies and methods of application as the Company’s annual financial statements for the year ended December 31, 2004 (the “Annual Financial Statements”).  The interim financial statements should be read in conjunction with the Annual Financial Statements.

In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for these interim periods are not necessarily indicative of the result that may be expected for the full fiscal year ending December 31, 2005.  The majority of exploration costs are incurred in the second and third quarters of the fiscal year due to the seasonal weather conditions in Nunavut Territory.  Option receipts are received from the operator of the Meliadine West joint venture in the first quarter.

2. CASH AND CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

Cash and cash equivalents include cash and highly liquid Canadian dollar denominated investments in investment grade debt and banker's acceptances, with terms to maturity of 90 days or less when acquired.  The counter-parties are financial institutions.  At June 30, 2005, these instruments were yielding a weighted average interest rate of 2.3% per annum (at December 31, 2004 – 2.4% per annum).

Short-term investments comprise highly liquid Canadian dollar denominated investments in investment grade debt and banker's acceptances with maturities to March 7, 2006.  The counter-parties include the Canadian government and financial institutions.  At June 30, 2005, these instruments were yielding a weighted average interest rate of 2.5% per annum (at December 31, 2004 – 2.2% per annum).

The fair market value of the cash equivalents and short-term investments approximates their carrying values at June 30, 2005.

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

June 30, 2005

3. CAPITAL ASSETS

Capital assets are comprised as follows:

	Cost	Accumulated amortization	Net book value June 30, 2005	Net book value Dec 31, 2004
	$	$	$	$

Exploration equipment	1,408,823	924,271	484,552	543,938
Computer equipment	261,878	169,069	92,809	119,083
Office equipment	120,790	116,194	4,596	5,242
Construction in progress	4,441,935	-	4,441,935	4,008,039
	6,233,426	1,209,534	5,023,892	4,676,302

4. ACCRUED SITE CLOSURE COSTS

Accrued site closure costs relate to the Company’s legal obligation to remove exploration equipment and other assets from its mineral property sites in Nunavut and to perform other site reclamation work.  Although the ultimate amount of future site restoration costs to be incurred for existing exploration interests is uncertain, the Company has estimated the fair value of this liability to be $463,105 at June 30, 2005 (December 31, 2004 - $443,759) based on the expected payments of $1,081,404 to be made primarily in 2017, discounted at interest rates of 8.5% or 10.0% per annum.

The liability for accrued site closure costs is comprised as follows:

$

Accrued site closure costs, December 31, 2004	443,759
Additional liabilities incurred during the period	-
Accrued site closure costs – accretion expense	19,346
Accrued site closure costs, June 30, 2005	463,105

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

June 30, 2005

5. EXPLORATION AND DEVELOPMENT COSTS

The following is a summary of exploration and development costs incurred by the Company related to its mineral property interests, for the three and six month periods ended June 30:

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	$	$	$	$

Meadowbank (100% interest):
Drilling	871,662	1,151,043	871,662	1,207,212
Transportation and freight	353,566	968,237	449,623	1,185,594
Contracts and personnel	289,171	720,109	437,054	967,986
Supplies and equipment	193,661	245,733	281,454	437,465
Other exploration costs	104,548	146,293	180,577	269,889
Environmental and permitting costs	445,423	440,807	824,849	1,101,131
Feasibility and engineering	259,609	262,802	544,869	800,882
	2,517,640	3,935,024	3,590,088	5,970,159
Meliadine East (50% interest):
Exploration costs	47,138	4,032	69,624	11,856
Recoveries from joint venture partner	(25,974)	(2,016)	(30,082)	(5,928)
	21,164	2,016	39,542	5,928

Other projects	33,586	-	46,377	-

Total exploration and development costs	2,572,390	3,937,040	3,676,007	5,976,087

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

June 30, 2005

6. SHARE CAPITAL

[a]

Common shares

As at June 30, 2005 and December 31, 2004, the Company has an unlimited number of authorized common shares with no par value.

As at June 30, 2005 and December 31, 2004, the Company has 54,973,941 common shares issued and outstanding.

[b]

Stock options

At June 30, 2005 there are options outstanding under the Company’s Incentive Share Option Plan of 1995 (as amended) to issue 4,383,628 common shares of the Company.  The exercise price of these options ranges from $0.80 to $4.85 and their expiry dates range from July 31, 2005 to May 13, 2013.  At June 30, 2005, 4,958,894 common shares were reserved for issuance pursuant to the incentive share option plan.

The following table summarizes information about the share options outstanding and exercisable at June 30, 2005:

	Outstanding			Exercisable
Range $	Total # of shares	Weighted average exercise price	Weighted average contract life remaining	Total # of shares	Weighted average exercise price

0.80 - 1.85	1,377,500	1.37	4.31	1,352,500	1.36
2.00 - 2.65	2,638,628	2.16	3.38	2,308,628	2.16
3.56 - 4.85	367,500	4.78	3.39	367,500	4.78
	4,383,628	2.13	3.68	4,028,628	2.13

Option activity for the six month period ended June 30, 2005 is as follows:

	Shares	Weighted average price
	#	$

Options outstanding, December 31, 2004	3,268,628	2.38
Granted	1,115,000	1.40
Options outstanding, June 30, 2005	4,383,628	2.13

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

6. SHARE CAPITAL (continued)

The stock options granted in the six month period ended June 30, 2005 had a weighted average fair value of $0.76 each.  The fair value of these stock options was estimated at the date of grant using a Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate 3.11%; no dividends; volatility factor of the expected market price of the Company’s common shares of 65%; and an expected life of the options of 4.5 years.

The Company recognized stock compensation expense of $1,031,805 for the six month period ended June 30, 2005 (six months ended June 30, 2004 - $429,535) and $939,518 for the three month period ended June 30, 2005 (three months ended June 30, 2004 - $204,845) in accordance with the fair value based method of accounting for stock compensation, with the offsetting credit recorded as an increase in contributed surplus.

[c]

Warrants

The Company has no warrants outstanding as at June 30, 2005 and December 31, 2004.

In June 2005, the Company awarded a pre-arranging advisory mandate to SG Corporate & Investment Banking (“SG CIB”) (a division of Societe Generale Group).  Pursuant to the mandate, SG CIB will arrange for a syndicate of financial institutions as prospective underwriters and arrangers of the debt financing of the Meadowbank project.  SG CIB will also appoint an independent engineer to perform a technical audit of the project feasibility study, on behalf of potential lenders.  As part of the consideration for these services, SG CIB will be able to earn warrants to purchase up to 250,000 common shares of the Company.  The timing and amount of warrants to be issued is dependent on the achievement of certain milestones as outlined in the mandate agreement.  The warrants would have an exercise price of 120% of the market price of the Company’s shares on the issue date, would vest immediately upon issue, and would expire four years after the issue date.

7. COMMITMENTS AND CONTINGENCIES

[a]

The Company has a contingent loan balance which totals $15,872,448 as at June 30, 2005 [December 31, 2004 - $15,121,045].  This loan will be repaid only if commercial production at Meliadine West is achieved and will be paid only out of production cash flow (as defined in the joint venture agreement).

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

June 30, 2005

7. COMMITMENTS AND CONTINGENCIES (continued)

[b]

The Company has a $605,000 deposit at a financial institution that is serving as collateral for a letter of credit.  The letter of credit has been pledged in favour of the Kivalliq Inuit Association (“KIA”) under the term of a commercial lease agreement with the KIA, dated November 30, 2004.  The deposit is bearing interest at market rates.  The deposit will be returned when the Company has satisfied its legal obligations with respect to site reclamation at the Meadowbank mineral property in Nunavut (see Note 4).

[c]

The Company has committed to use certain third party mobile equipment between 2005 and 2007. Whereas the ultimate commitment amount will depend on usage, the maximum commitment amount is approximately $4 million.

[d]

The Company has employment agreements in place with various key employees which establish compensatory terms, including annual salary, employee benefit entitlements and termination benefits.  Three of these agreements also provide for the payment of specific bonus amounts should certain financial and operating milestones with respect to the Meadowbank Project be attained in the future.  As of June 30, 2005, the estimated contingent payment with respect to such bonuses is approximately $1.2 million, none of which has been accrued.

[e]

The Company is committed to future minimum annual rent payments under operating lease agreements over the next three years as follows:

$

2005 (remainder)	105,551
2006	190,000
2007	159,000

Cumberland Resources Ltd.

NOTES TO INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Canadian dollars)

June 30, 2005

8. GAIN ON SALE OF INVESTMENTS IN PUBLIC COMPANIES

During the three month period ended June 30, 2005 the Company sold 185,000 shares (three months ended June 30, 2004 – 900,000 shares) of Eurozinc Mining Corporation (“Eurozinc”) for net proceeds of $147,415 (three months ended June 30, 2004 - $549,060), resulting in a gain of $136,315 (three months ended June 30, 2004 - $495,060).

During the six month period ended June 30, 2005 the Company sold 1,040,000 shares (six months ended June 30, 2004 – 2,700,000 shares) of Eurozinc Mining Corporation (“Eurozinc”) for net proceeds of $842,364 (six months ended June 30, 2004 - $1,456,627), resulting in a gain of $779,964 (six months ended June 30, 2004 - $1,306,627).

The market value of the Company’s Eurozinc shares based on the quoted share trading price at June 30, 2005 is $286,000 (440,000 shares at $0.65 per share).

9. SUBSEQUENT EVENT

Subsequent to June 30, 2005, the Company has sold its remaining 440,000 shares of Eurozinc Mining for net proceeds of approximately $0.3 million, resulting in a gain of approximately $0.3 million.